Exhibit 3.1

Certificate of Incorporation
of
MathStar, Inc.

Article 1.
Corporate Title

The name of the Corporation is MathStar, Inc.

Article 2.
Address

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article 3.
Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

Article 4.
Capital Stock

A.           The total number of shares of stock of all classes which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares, consisting of Ninety Million (90,000,000) shares of common stock, $0.01 per share par value, and Ten Million (10,000,000) shares of preferred stock, $0.01 per share par value.

B.           The designations, powers, preferences and rights and the qualifications, limitations or restrictions of the preferred stock and the common stock of the Corporation are as follows:

1.          The preferred stock may be issued from time to time as shares of one or more series in any amount, not exceeding in the aggregate, including all shares of any and all series previously issued, the total number of shares of preferred stock hereinabove authorized.

2.          The Board of Directors of the Corporation is hereby expressly authorized from time to time to issue preferred stock as preferred stock of any series, and in connection with the creation of each such series to fix by the resolution or resolutions providing for the issue of shares thereof the designations, preferences and relative, participating, optional, conditional or other special rights and qualifications, limitations or restrictions thereof, of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware, including, without limitation, the following matters:

(a)          The designation of such series;

(b)          The rate or amount and times at which, and the preferences and conditions under which, dividends shall be payable on shares of such series, the status of such dividends as cumulative or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such series as participating or nonparticipating after the payment of dividends on shares which are entitled to any preference;

(c)          The voting rights, if any, of shares of such series in addition to those required by law, which may be full, limited, multiple, fractional or none, including any right to vote as a class either generally or in connection with any specified matter or matters;

(d)          The amount, times, terms and conditions, if any, upon which shares of such series shall be subject to redemption;

(e)          The rights and preferences, if any, of the holders of shares of such series in the event of any liquidation, dissolution or winding up of the Corporation;

(f)          Whether the shares of such series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of such series and, if so entitled, the amount of such fund and the manner of its application; and

(g)          Whether the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, and if made convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments, if any, at which such conversion or exchange may be made.

C.           Each holder of common stock of the Corporation shall be entitled to one vote for each share of such stock standing in such holder’s name on the books of the Corporation.

Article 5.
Incorporator; First Directors

A.           The name and mailing address of the incorporator is Michele D. Vaillancourt, Winthrop & Weinstine, P.A., 225 South Sixth Street, Suite 3500, Minneapolis, MN 55402.

B.           The names and addresses of the first Directors of the Corporation, who shall serve as Directors until the first annual meeting of stockholders of the Corporation or until their earlier death, resignation or removal and their successors are elected and qualified, are as follows:

Douglas M. Pihl

5900 Green Oak Drive

Minnetonka, MN 55343

Benno G. Sand

1910 Moline Circle

Excelsior, MN 55331

Article 6.
Term of Corporation

The Corporation is to have perpetual existence.

Article 7.
Board of Directors

A.           Powers

The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Certificate of Incorporation directed or required to be done or exercised by the Corporation’s stockholders. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized:

1.          To make, adopt, amend, alter, change or repeal the Bylaws of the Corporation, except Bylaws adopted by the stockholders that specify that they cannot be amended or repealed by the Board of Directors;

2.          To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation;

3.          To set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner which it was created;

4.          To designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors or in the Bylaws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation; but no such committee shall have the power or authority in reference to (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation;

5.          To sell, lease, or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property, including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interest of the Corporation subject, when and as required by the DGCL, to the approval of the Corporation’s stockholders; and

6.          To provide for the indemnification of directors, officers, employees and agents of the Corporation and of persons who serve other enterprises in such or similar capacities to the fullest extent permitted by the DGCL or any other applicable laws as may from time to time be in effect.

B.           Written Ballot Not Required

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

C.           Number of Directors

Subject to any rights of the holders of any series of the Corporation’s preferred stock then outstanding to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time by resolution adopted by the Board of Directors.

D.           Newly Created Directorships

Subject to any rights of the holders of any series of the Corporation’s preferred stock then outstanding, newly created directorships resulting from an increase in the number of directors of the Corporation, and vacancies occurring in the Board of Directors resulting from death, resignation, retirement, removal, disqualification or any other reason, may be filled by the affirmative vote of a majority of the directors, although less than a quorum, then remaining in office or, if there is only one such director, by such sole remaining director.

E.           Terms of Directorships

Directors shall be elected and hold office until the earlier of the next annual meeting of stockholders, such director’s successor has been duly elected and qualified, or such director’s death, resignation or removal.

Article 8.
Amendment of Bylaws

Subject to any limitations imposed by this Certificate of Incorporation or the DGCL, the Board of Directors shall have power to adopt, amend, or repeal the Bylaws of the Corporation.

Article 9.
Limitation of Directors’ Liability; Indemnification

A.           Limitation of Directors’ Liability

The liability of the Corporation’s Directors to the Corporation or its stockholders shall be eliminated to the fullest extent permitted by the DCCL or any other applicable laws as may from time to time exist, as the same now exist or as they may be amended from time to time.

B.           Indemnification

The Corporation shall indemnify its officers, directors, employees and agents and other persons who serve other enterprises in such or similar capacities to the fullest extent authorized or permitted by the DGCL or any other applicable laws as may from time to time be in effect, as the same now exist or as they may be amended from time to time.

C.           Prospective Effect of Repeal or Modification

Any repeal or modification of this Article 9 by the stockholders of the Corporation or otherwise shall be prospective only and shall not adversely affect any limitation on the personal liability, or right of indemnification or protection of, a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

Article 10.
Action By Written Consent

Action may be taken by the stockholders of the Corporation, without a meeting, by written consent as and to the extent provided at the time of such action by the DGCL.

Article 11.
Receivers

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or a meeting of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Article 12.
Amendment of Certificate of Incorporation

The Corporation reserves the right to amend, alter, change or repeal its certificate of incorporation, and to amend, alter, change or repeal any provision therein contained, from time to time, in the manner now or hereafter prescribed at the time by statute, and all rights conferred upon stockholders by such certificate of incorporation are granted subject to this reservation.

The undersigned, being the incorporator hereinabove named, has executed this Certificate of Incorporation this 7th day of June, 2005, thereby acknowledging under penalties of perjury that the foregoing is the act and deed of the undersigned and that the facts stated therein are true.

/s/ Michele D. Vaillancourt
Michele D. Vaillancourt

Certificate of Merger
of
MathStar, Inc.
(Parent Corporation, a Minnesota corporation)
into
MathStar, Inc.
(Subsidiary Corporation, a Delaware corporation)

Pursuant to Section 302A.621 of Chapter 302A, Minnesota Statutes, and Sections 252 and 253 of the Delaware General Corporation Law, Title 8, Chapter 1 the undersigned corporations hereby adopt the following Certificate of Merger:

1.          Constituent Corporations. The names of the corporations that are parties to the merger (“Merger”) are:

      a.           MathStar, Inc., a Minnesota corporation (“Parent Corporation”); and

      b.           MathStar, Inc., a Delaware corporation (“Subsidiary Corporation”).

Subsidiary Corporation has authorized capital stock consisting of One Hundred Million (100,000,000) shares of capital stock, including Ninety Million (90,000,000) shares of common stock, of which One Thousand (1,000) shares of common stock are issued and outstanding on the date hereof. All of the outstanding shares are owned directly by Parent Corporation.

2.          Agreement and Plan of Merger. The Agreement and Plan of Merger is set forth in Exhibit A hereto and is incorporated herein by reference.

3.          Surviving Corporation. Pursuant to the Agreement and Plan of Merger, Parent Corporation shall be merged into Subsidiary Corporation. The corporation to survive the Merger is Subsidiary Corporation, a Delaware corporation, which shall continue under the name “MathStar, Inc.”

4.          Approval of Agreement and Plan of Merger. The Agreement and Plan of Merger has been approved by Subsidiary Corporation, pursuant to Section 253 of the Delaware General Corporation Law, and by the affirmative vote of the holders of a majority of the outstanding shares of the common stock of Parent Corporation at a special meeting of the shareholders of Parent Corporation held on June 10, 2005.

5.          No Dissenters’ Rights. The Certificate of Incorporation of the Subsidiary Corporation does not differ from the Articles of Incorporation of the Parent Corporation in a manner that would cause the shareholders of the Parent to have dissenters’ rights as provided under Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act. Accordingly, pursuant to Section 302A.621, Subd. 6. of the Minnesota Business Corporation Act, the shareholders of the Parent do not have dissenters’ rights.

6.          Effective Date of Merger. The effective date of the Merger shall be June 14, 2005 or, if later, the date on which these Certificate of Merger are filed with the Secretary of State of the State of Minnesota and the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed these Articles of Merger on the 10th day of   June  , 2005.

MATHSTAR, INC.		MATHSTAR, INC.
(a Delaware corporation)		(a Minnesota corporation)

By:	/s/ Douglas M. Pihl	By:	/s/ Douglas M. Pihl
	Douglas M. Pihl		Douglas M. Pihl
	President and Chief Executive Officer		President and Chief Executive Officer

EXHIBIT A

Agreement and Plan of Merger
Merging
MathStar, Inc.
(a Minnesota Corporation)
into
MathStar, Inc.
(a Delaware Corporation)

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of the 10th day of June, 2005, by and between MathStar, Inc., a Minnesota corporation (hereinafter referred to as “Parent”), and MathStar, Inc., a Delaware corporation (hereinafter referred to as “Subsidiary”). (Parent and Subsidiary are sometimes hereinafter collectively referred to as “Constituent Corporations”).

RECITALS:

A.           Subsidiary is a Delaware corporation, validly formed and in good standing under the laws of the State of Delaware with authorized capital stock consisting of One Hundred Million (100,000,000) shares of capital stock, of which One Thousand (1,000) shares of common stock, par value $.01 per share, are issued and outstanding.

B.           Parent, a corporation validly formed and in good standing under the laws of the State of Minnesota, owns 100% of the issued and outstanding common stock of the Subsidiary.

C.           For business reasons, Subsidiary and Parent desire to have Parent merged with and into Subsidiary in accordance with applicable provisions of the Minnesota Statutes, including Minnesota Business Corporation Act, Chapter 302A, and the Delaware Laws, including Delaware General Corporation Law, Title 8, Chapter 1.

D.           For federal income tax purposes, it is intended that the above-described merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Code.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereby agree as follows:

1.          Merger. On the Effective Date (as defined in Section 2 hereof), Parent shall be merged with and into Subsidiary, with Subsidiary being the surviving corporation (the “Merger”), pursuant to the applicable provisions of the Minnesota Business Corporation Act, including Section 302A.621 thereof, and the Delaware General Corporation Law.

2.          Effective Time and Date. Pursuant to Minnesota Statute Section 302A.641 and Delaware General Corporation Law Section 253, the Merger shall become effective upon filing of Certificate of Merger (the “Certificate of Merger”), with the Minnesota Secretary of State and the Delaware Secretary of State (the “Effective Date”).

3.          Surviving Corporation. On the Effective Date, the separate corporate existence of Parent shall cease, and the Constituent Corporations shall become a single corporation with Subsidiary being the surviving corporation. Thereafter, Subsidiary, as the surviving corporation, shall have all of the rights, privileges, immunities and powers, and will be subject to all of the duties and liabilities of a corporation incorporated under the laws of the State of Delaware. In addition, as the surviving corporation, Subsidiary shall possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due on any account, including subscriptions to shares, and all other causes of action, and every other interest of or belonging to or due to each of the Constituent Corporations shall vest in Subsidiary as the surviving corporation, without any further act or deed.

On the Effective Date, Subsidiary, as the surviving corporation, shall become responsible and liable for all the liabilities and obligations of each of the Constituent Corporations, and a claim of or against, or a pending proceeding by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or Subsidiary, as the surviving corporation, may be substituted in the place of Parent. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

4.          Stock Exchange.

 a.           Subsidiary Shareholder. In connection with the Merger, all of the presently outstanding shares of capital stock of Subsidiary shall be cancelled, and no stock shall be issued to Parent, the sole shareholder of Subsidiary, as a result of the Merger of Parent into Subsidiary. Parent, the sole shareholder of Subsidiary, shall surrender its stock certificate(s) representing such shares of Subsidiary endorsed in blank or accompanied by an appropriate stock power executed in blank.

 b.           Parent Shareholders. On the Effective Date, each share of the common stock of Parent issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of Subsidiary. Each share of common stock of Subsidiary issued pursuant to this section shall be fully paid and nonassessable and shall be deemed to have been issued as of the Effective Date. The outstanding certificates representing shares of common stock of Parent will, after the Effective Date, be deemed to represent the number of shares of common stock of Subsidiary into which they have been converted. Upon surrender of stock certificates representing the common stock of Parent from each shareholder of Parent, Subsidiary agrees to issue or cause to be issued to such shareholder of Parent a certificate representing shares of common stock of Subsidiary.

5.          Name. The Subsidiary shall continue under the name MathStar, Inc.

6.          Certificate of Incorporation and Bylaws.

  a.           Certificate of Incorporation. The Certificate of Incorporation of Subsidiary in effect immediately before the Effective Date of the Merger shall continue to be the Certificate of Incorporation of Subsidiary, as the surviving corporation, until altered or amended as provided under the Delaware General Corporation Law.

  b.           Bylaws. The Bylaws of Subsidiary in effect immediately before the Effective Date of the Merger shall continue to be the Bylaws of Subsidiary, as the surviving corporation, until altered, amended or repealed as provided therein, in the Certificate of Incorporation of Subsidiary or the Delaware General Corporation Law.

7.          Directors and Officers. The directors and officers of Subsidiary in office immediately before the Effective Date of the Merger, who shall be the same officers and directors as the officers and directors of Parent in office immediately before the Effective Date, shall continue to be the directors and officers of Subsidiary, as the surviving corporation, until the expiration of their terms as such or until their successor or successors shall otherwise be duly elected.

8.          Service of Process. Subsidiary does hereby agree that it may be served with process in the State of Minnesota in a proceeding for the enforcement of an obligation of Parent and Subsidiary; and does hereby irrevocably appoint the Secretary of State of the State of Minnesota as its agent to accept service of process in any proceeding. The address to which process may be forwarded is 5900 Green Oak Drive, Minnetonka, MN 55343.

9.          Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned before the Effective Date by action of a majority of the Board of Directors of Parent. If this Agreement is terminated or abandoned by the Board of Directors of Parent pursuant to the previous sentence, all contractual rights hereunder shall terminate, and this Agreement shall become null and void without any further liability or obligation on the part of any parties hereto.

10.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.         Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

IN WITNESS WHEREOF, said merging corporations have caused this Agreement and Plan of Merger to be duly executed as of the date set forth above.

MATHSTAR, INC.		MATHSTAR, INC.
(a Delaware corporation)		(a Minnesota corporation)

By:	/s/ Douglas M. Pihl	By:	/s/ Douglas M. Pihl
	Douglas M. Pihl		Douglas M. Pihl
	President and Chief Executive Officer		President and Chief Executive Officer

CERTIFICATE OF AMENDMENT OF THE
CERTIFICATE OF INCORPORATION OF
MATHSTAR, INC.

MathStar, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is MathStar, Inc.

SECOND: At a meeting of the Board of Directors of MathStar, Inc., resolutions were duly adopted declaring the advisability of an amendment to the Certificate of Incorporation, as follows, and providing that:

Article 4.A of the Certificate of Incorporation of MathStar, Inc. shall be hereby amended and restated to read as follows:

“ARTICLE 4.
Capital Stock

A.           The total number of shares of stock of all classes which the Corporation shall have authority to issue is Twenty-Eight Million (28,000,000) shares, consisting of Eighteen Million (18,000,000) shares of common stock, $0.01 per share par value, and Ten Million (10,000,000) shares of preferred stock, $0.01 per share par value.

Upon this Certificate of Amendment to the Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Date”), each share of common stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately before the Effective Date, shall be, and hereby is, reclassified as and changed into one-fifth (1/5) of a share of common stock, par value $0.01 per share (the “New Common Stock”). Each outstanding stock certificate which immediately before the Effective Date represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock determined by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Date by one-fifth (1/5) and, with respect to any fractional shares (that is, a fraction of a share less than one whole share), rounding such number up to the nearest whole integer, and shares of Old Common Stock held in uncertificated form shall be treated in the same manner.”

THIRD: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: This Certificate of Amendment of Certificate of Incorporation was duly adopted at said meeting of the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, MathStar, Inc. has caused this certificate to be signed by its Secretary as of the 23rd day of May, 2008.

/s/ John M. Jennings
John M. Jennings
Title: Secretary and Chief Accounting Officer

CERTIFICATE OF DESIGNATIONS

OF

SERIES A PREFERRED STOCK

OF

MATHSTAR, INC.

Pursuant to Section 151 of the General Corporation

Law of the State of Delaware

MATHSTAR, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Certificate of Incorporation of the said Corporation (the “Certificate of Incorporation”), the said Board of Directors on February 23, 2010 adopted the following resolution creating a series of 25 shares of Preferred Stock designated as “Series A Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation, a series of Preferred Stock, par value $0.001 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Series A Preferred Stock

1.          Designation and Amount. There shall be a series of Preferred Stock that shall be designated as “Series A Preferred Stock,” and the number of shares constituting such series shall be twenty-five (25). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2.          Dividends and Distribution.

(A)         Subject to the prior and superior rights of the holders of any shares of any class or series of stock of the Corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series A Preferred Stock in respect thereof, shall be entitled to receive quarterly dividends, payable in cash (except as otherwise provided herein), when, as and if declared by the Board of Directors out of funds legally available for the purpose (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, and the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”), or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Dividend Payment Date, or, with respect to the first Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. The “Adjustment Number” shall initially be 1,000,000. In the event the Corporation shall at any time after February 25, 2010 (i) declare and pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)         The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(C)         Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Dividend Payment Date; in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

3.          Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A)        Each share of Series A Preferred Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Number on all matters submitted to a vote of the stockholders of the Corporation.

(B)         Except as required by law, by Section 3(C) and by Section 10 hereof, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4.          Certain Restrictions.

(A)        Whenever dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)          declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)         declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(iii)         purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series A Preferred Stock, or to such holders and holders of any such shares ranking on a parity therewith, upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5.          Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

6.          Liquidation, Dissolution or Winding Up.

(A)        Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount per share (the “Series A Liquidation Preference”) equal to the greater of (i) $1,000 plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) the Adjustment Number times the per share amount of all cash and other property to be distributed in respect of the Common Stock upon such liquidation, dissolution or winding up of the Corporation.

(B)         In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series A Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

(C)         Neither the merger or consolidation of the Corporation into or with another entity nor the merger or consolidation of any other entity into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

7.          Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

8.          No Redemption. Shares of Series A Preferred Stock shall not be subject to redemption by the Corporation.

9.          Ranking. The Series A Preferred Stock shall rank junior to all other series of the Preferred Stock as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to such matters.

10.         Amendment. At any time that any shares of Series A Preferred Stock are outstanding, the Certificate of Incorporation of the Corporation shall not be amended, by merger, consolidation or otherwise, which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Preferred Stock, voting separately as a class.

11.         Fractional Shares. Series A Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 25th day of February, 2010.

MATHSTAR, INC.

By:	/s/ Shannon Zimmerman
Name:	Shannon Zimmerman
Title:	CEO

STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP AND MERGER MERGING
SAJAN, INC. INTO MATHSTAR, INC.

Pursuant to Section 253 of the General Corporation Law of Delaware, Mathstar, Inc. (“Parent”), a corporation incorporated on the day of June 7, 2005 pursuant to the provisions of the General Corporation Law of the State of Delaware; DOES HEREBY CERTIFY that Parent owns 100% of the capital stock of Sajan, Inc. (“Sub”), a corporation incorporated on February 25, 2010 pursuant to the provisions of the General Corporation Law of the State of Delaware and that Parent, by a resolution of its Board of Directors duly adopted at a meeting held on February 23, 2010, determined to and did merge into itself Sub, which resolution is in the following words to wit:

WHEREAS Mathstar, Inc. lawfully owns 100% of the outstanding stock of Sajan, Inc., a corporation organized and existing under the laws of the General Corporation Law of the State of Delaware; and

WHEREAS Parent desires to merge into itself Sub by short form statutory merger, and to be possessed of all the estate, property, rights, privileges and franchises of Sub including the corporate name Sajan, Inc.;

NOW, THEREFORE, BE IT RESOLVED, that Parent shall merge into itself Sub and shall assume all of Sub’s liabilities and obligations; and

FURTHER RESOLVED, that any authorized officer of Parent be and he/she is hereby directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolution to merge Sub into Parent and assume Sub’s liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County; and

FURTHER RESOLVED that Mathstar, Inc. relinquishes its corporate name and assumes in place thereof the name Sajan, Inc.; and

FURTHER RESOLVED, that any executive officer of Parent be and each hereby is authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in any way necessary or proper to effect said merger.

IN WITNESS WHEREOF, Parent (which has no seal) has caused this certificate to be signed by an authorized officer on February 26, 2010.

Mathstar, Inc.

By:	/s/ Shannon Zimmerman
Shannon Zimmerman
Its:	President and Authorized Officer

CERTIFICATE OF AMENDMENT
TO THE AMENDED CERTIFICATE OF INCORPORATION
OF
SAJAN, INC.

Sajan, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is Sajan, Inc.

SECOND: At a meeting of the Board of Directors of Sajan, Inc., resolutions were duly adopted declaring the advisability of an amendment to the Amended Certificate of Incorporation, as follows, and providing that:

Article 4.A. of the Amended Certificate of Incorporation of Sajan, Inc. shall be hereby amended and restated in its entirety to read as follows:

“ARTICLE 4.
Capital Stock

A.           The total number of shares of stock of all classes which the Corporation shall have authority to issue is Forty-Five Million (45,000,000), consisting of Thirty-Five Million (35,000,000) shares of common stock, $0.01 per share par value, and Ten Million (10,000,000) shares of preferred stock, $0.01 per share par value.”

THIRD: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: The amendment to the Amended Certificate of Incorporation effected by this Certificate was duly authorized by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Sajan, Inc. has caused this Certificate of Amendment to be signed by its Secretary as of the 15th day of June, 2010.

By	/s/ Douglas M. Ramler
Douglas M. Ramler, Secretary

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC LIMITED LIABILITY COMPANY
INTO A
DOMESTIC CORPORATION

Pursuant to Title 8, Section 264 of the Delaware General Corporation Law and Title 6, Section 18-209 of the Delaware Limited Liability Company Act, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Sajan, Inc., a Delaware Corporation, and the name of the limited liability company being merged into this surviving corporation is Sajan, LLC.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the surviving corporation and the merging limited liability company.

THIRD: The name of the surviving corporation is Sajan, Inc.

FOURTH: The merger is to become effective on May 7, 2012.

FIFTH: The Agreement of Merger is on file at 625 Whitetail Boulevard, River Falls, Wisconsin 54022, the place of business of the surviving corporation.

SIXTH: A copy of the Agreement of Merger will be furnished by the corporation on request, without cost, to any stockholder of any constituent corporation or member of any constituent limited liability company.

SEVENTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 7th day of May, 2012.

By:	/s/ Shannon Zimmerman
Authorized Officer

Name:	Shannon Zimmerman

Title:	Chief Executive Officer

CERTIFICATE OF ELIMINATION
OF
SERIES A PREFERRED STOCK
OF SAJAN, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Sajan, Inc., a Delaware corporation (the “Company”), certifies as follows:

1. The Amended Certificate of Incorporation of the Company, as amended (the “Charter”), authorizes 10,000,000 shares of preferred stock, $0.01 per share par value (the “Preferred Stock”).

2. The Certificate of Designations (the “Certificate of Designations”) of the Company, dated February 25, 2010, designated 25 shares of the Preferred Stock as Series A Preferred Stock (the “Series A Preferred Stock”).

3. Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company adopted the following resolutions:

FURTHER RESOLVED, that none of the authorized shares of preferred stock, par value $0.01, of the Company designated as Series A Preferred Stock (the “Series A Preferred Stock”) have been issued or are outstanding.

FURTHER RESOLVED, that the Company be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate (the “Certificate of Elimination”) containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Company’s Amended Certificate of Incorporation all matters set forth in the Certificate of Designations of Series A Preferred Stock of the Company filed with the Secretary of State of the State of Delaware on February 25, 2010.

FURTHER RESOLVED, that the officers of the Company are, and each of them hereby is, authorized and directed, for and on behalf of the Company and in its name, to execute and file the Certificate of Elimination and such time as they deem appropriate, and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

4. Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Series A Preferred Stock in the Charter are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed on its behalf by its duly authorized officer on this 30 day of April, 2014.

SAJAN, INC.

/s/ Tom Skiba
Name: Tom Skiba

Title: Chief Financial Officer

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

SAJAN, INC.

It is hereby certified that:

FIRST: The original Certificate of Incorporation of Sajan, Inc. (the “Corporation”), formerly known as MathStar, Inc., was filed with the Secretary of State of the State of Delaware on June 7, 2005 and was amended on May 23, 2008, and further amended on June 15, 2010 (the “Certificate of Incorporation”).

SECOND: Article 4.A of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“ARTICLE 4.

Capital Stock

A.

1.          The total number of shares of all classes of stock that the Corporation shall have authority to issue is Forty-Five Million (45,000,000) shares consisting of: Thirty-Five Million (35,000,000) shares of common stock, $0.01 par value per share (“Common Stock”); and Ten Million (10,000,000) shares of preferred stock, $0.01 par value per share.

2.          Effective 11:59 p.m. on June 16, 2014 (the “Effective Time”), each four shares of Common Stock of the Corporation issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall automatically be combined, without any action on the part of the holder thereof, into one (1) share of fully paid and nonassessable Common Stock of the Corporation, subject to the treatment of fractional shares interests described as follows. No fractional shares of Common Stock shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock. A holder of Common Stock immediately prior to the Effective Time who, after the Effective Time, would otherwise be entitled to a fraction of a share of Common Stock as a result of such combination shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the holder would otherwise be entitled multiplied by the last reported per share sale price of the Common Stock as of immediately prior to the Effective Time, as reported on an over-the-counter market quotation system (or if such price is not available, then such other price as determined by the Board of Directors) and as appropriately adjusted for such combination. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”), shall thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

THIRD: This amendment to the Certificate of Incorporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President, as of June 16, 2014.

SAJAN, INC.

By:	/s/ Shannon Zimmerman
Shannon Zimmerman
President